As filed with the Securities and Exchange Commission on June 3, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURF AIR MOBILITY INC.

(Exact name of Registrant as specified in its charter)

Delaware	4522	36-5025592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

(424) 332-5480

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl Albert

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

(424) 332-5480

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas J. Kim

Peter W. Wardle

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

50th Floor

Los Angeles, California 90071

Telephone: (213) 229-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Securities may not be sold until the preliminary prospectus filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 3, 2024.

Surf Air Mobility Inc.

Up to 325,000,000 Shares of Common Stock

This prospectus relates to the registration of the resale by our stockholder identified in this prospectus (the “Selling Stockholder”) of up to 325,000,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), which may consist of any combination of (i) shares of Common Stock that are currently outstanding and held by the Selling Stockholder, (ii) shares of Common Stock issuable to the Selling Stockholder in connection with the Share Subscription Facility (as defined herein) and (iii) shares of Common Stock issuable to the Selling Stockholder upon the conversion of the Mandatory Convertible Security (as defined herein).

The Selling Stockholder may, or may not, elect to sell its shares of Common Stock covered by this prospectus, from time to time as and to the extent they may determine, through public or private transactions at prevailing market prices or at privately negotiated prices. The shares may be offered by the Selling Stockholder to or through broker-dealers or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. The timing, manner and amount of any sale are within the sole discretion of the Selling Stockholder. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock. See the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRFM.” On May 31, 2024, the last sale price of our Common Stock as reported on the NYSE was $0.34 per share.

We are an “emerging growth company” and a “smaller reporting company,” each as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are therefore subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See the sections entitled “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

See the section entitled “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our Common Stock.

Our Amended and Restated Bylaws and our Amended and Restated Certificate of Incorporation (each as defined below) provide that the persons or entities who are not citizens of the United States (“Non-Citizens”), shall not, in the aggregate, own and or control more than 25.0% of our total voting interest. If Non-Citizens own (beneficially or of record) more than 25.0% of the total voting interest of our Common Stock, only permitted Non-Citizen holders consisting of Kuzari Investor 94647 LLC and our co-founders, Sudhin Shahani and Liam Fayed, and their respective affiliates (collectively, the “Permitted Holders”) will be entitled to vote. The voting rights of the Permitted Holders will be reduced pro rata if their combined ownership percentage exceeds 25.0%. Accordingly, if you are not a citizen of the United States as defined in 49 U.S.C. § 40102(a)(15) and as interpreted by the U.S. Department of Transportation, any shares of Common Stock that you purchase will be subject to voting restrictions as described above and your voting rights may be subject to automatic suspension. In addition to the voting restrictions described above, our Amended and Restated Bylaws provide that Non-Citizens who are residents of countries that are not party to “open-skies” agreements with the United States (“NOS Non-Citizens”) shall not, in the aggregate, own more than 25.0% of the total number of our outstanding equity securities, and that all Non-Citizens (including any NOS Non-Citizens) shall not, in the aggregate, own more than 49.0% of the total number of our outstanding equity securities. See “Risk Factors — Risks Related to Our Operating as a Public Company — Our Amended and Restated Bylaws

and our Amended and Restated Certificate of Incorporation limit voting rights of certain foreign persons” in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”).

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2024.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the Selling Stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. To the extent it sells, the Selling Stockholder is offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, and results of operations may have changed since that date.

For investors outside the United States: Neither we nor the Selling Stockholder have done, and have not agreed to do, anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Common Stock by us or the Selling Stockholder and the distribution of this prospectus outside of the United States.

i

GLOSSARY

As used in this prospectus:

•
“AeroTEC” means Aerospace Testing Engineering & Certification, Inc.
•
“Conversions” means the conversion of SAGL’s issued and outstanding securities based on the Conversion Ratio in connection with the Internal Reorganization.
•
“Conversion Ratio” means the conversion of SAGL’s ordinary shares to the Company’s Common Stock at a ratio of 22.40.
•
“GEM” means GEM Global Yield LLC SCS.
•
“GEM Advances” means the issuance, at our election, subject to the satisfaction of certain conditions, of shares of our Common Stock that will be sold to GEM in order for us to utilize incremental advances of up to $25 million each, in an aggregate amount of up to $100 million, under the Share Subscription Facility. For a further description of such agreement and GEM’s commitment to purchase such shares, see the 2023 Form 10-K.
•
“GYBL” means GEM Yield Bahamas Limited.
•
“Internal Reorganization” means the transaction pursuant to which our wholly-owned subsidiary was merged with and into SAGL, after which SAGL became our wholly-owned subsidiary. See the 2023 Form 10-K. The Internal Reorganization became effective on July 21, 2023.
•
“Palantir” means Palantir Technologies Inc.
•
“SAFEs” means the Simple Agreements for Future Equity, by and between the Company and the respective investors listed therein.
•
“SAGL” means Surf Air Global Limited.
•
“Share Subscription Facility” means the Company’s equity line of credit up to $400 million pursuant to the second amended and restated share purchase agreement, dated as of February 8, 2023, by and between the Company, GEM and GYBL, as further amended from time to time. The equity financing commitments under the Share Subscription Facility are contingent on the satisfaction of certain conditions, as more fully described in the 2023 Form 10-K. In connection with the Internal Reorganization, the Share Subscription Facility was automatically assigned to us.
•
“Southern” means Southern Airways Corporation, a Delaware corporation.
•
“Southern Acquisition” means the business combination transaction pursuant to which our wholly-owned subsidiary was merged with and into Southern, after which Southern became our wholly-owned subsidiary. The Southern Acquisition became effective on July 27, 2023.
•
“TAI” means, collectively, Textron Aviation Inc. and its affiliates.
•
“Tuscan” means Tuscan Holdings Corp II.
•
“Tuscan Payment” means the issuance to Tuscan of 635,000 shares of our Common Stock (or an equivalent number of shares of common equity of the Company) pursuant to the terms of the mutual termination and release agreement dated November 14, 2022, by and between Tuscan, Tuscan Holdings Acquisition II, LLC, and the Company.

MARKET AND INDUSTRY DATA

The information incorporated by reference in this prospectus includes industry position and industry data and estimates that have been obtained or derived from independent consultant reports, publicly available information, various industry publications and other industry sources. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above. Although we believe that the information on which these estimates of industry position and industry data are based are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Our internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While we are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Among other items, certain of the market research included in this prospectus was published prior to the outbreak of COVID-19 and did not anticipate the pandemic or the impact it has had on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in these publications and reports.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. Before making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference herein, including the sections entitled “Risk Factors” in this prospectus and any documents incorporated by reference herein. Some of the statements in the following summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references to “the Company,” “Surf Air,” “we,” “us” or “our” are to Surf Air Mobility Inc. and its subsidiaries.

Surf Air Mobility

We are a regional air mobility platform that aims to sustainably connect communities. We intend to accelerate the adoption of green flying by developing, together with our commercial partners, fully-electric and hybrid-electric powertrain technology to upgrade existing fleets, and by creating a financing and services infrastructure to enable this transition on an industry-wide level. We believe bringing electrified aircraft to market at scale will substantially reduce the cost and environmental impact of regional flying, and that such reductions are achievable by the end of the decade. Additionally, we believe operating as a publicly traded company and having efficient access to growth capital will allow us to accelerate the implementation of our strategic plan.

We were incorporated in 2021 and became the ultimate parent of both SAGL and Southern in July of 2023 following our public listing on the NYSE. For 2023, which includes the full year of operations of SAGL and the operations of Southern from the July 27, 2023 acquisition date, our combined network served approximately 176,131 passengers across 41 cities with approximately 31,476 departures. We expect the combination of our legacy networks will provide the basis for our expanded, nationwide regional air mobility platform.

Our predecessor company, SAGL, was formed in 2016 and prior to the Internal Reorganization, aimed to expand the category of regional air travel, connecting underutilized regional airports and private terminals to create a “shared private” customer experience and a high frequency “commercial-like” air service, using small turboprop aircraft. SAGL provided both scheduled routes and on-demand charter flights operated by third parties that operate under Part 135 of Title 14 of the U.S. Code of Federal Regulations (“Part 135”). SAGL drove the early stages of development of our current efforts to develop electrified powertrain technology, including the establishment of relationships with key commercial partners who, as a group, we believe can deliver novel hardware and software solutions that can make electrified flight possible for operators across the Part 135 industry, starting with our owned and operated fleet.

Our acquisition of Southern in July 2023 has resulted in a combined regional airline network servicing U.S. cities across the Mid-Atlantic, Gulf South, Midwest, Rocky Mountains, West Coast, New England and Hawaii. Founded in 2013 as a Delaware corporation, Southern is the largest commuter airline in the United States and the largest passenger operator of Cessna Grand Caravan EXs (“Cessna Caravans”) in the United States by scheduled departures. Southern has multi-year contracts with the U.S. federal government to operate Essential Air Service routes, which ensures small communities in the United States can maintain a minimum level of scheduled air services.

At the heart of our strategy is our aim of commercializing green regional aviation at scale. We firmly believe that regional air-mobility can displace driving from its predominant position in 100-500 mile travel. There are approximately 5,000 public use airports in the U.S. creating the possibility of a dense point-to-point air network using regional aircraft. We believe that electrified aircraft, which would boast lower operating costs and emissions could be the key to unlock this electrified air-mobility market.

We are today an established regional air-mobility platform providing scheduled and on-demand regional flights to passengers across the U.S. We both operate our own flights and use ‘off fleet’ third-party aircraft to serve our customers. Together with our partners: Textron Aviation, AeroTEC, Jetstream Aviation Capital and Palantir, we believe that we can catalyze the development of this regional air-mobility market by creating the technology (both hardware and software) and services required to enable this ecosystem and placing ourselves at the center of it. We envision a world where our consumer facing distribution technology is coupled with a full suite of technologies and services, which enable the development of the supply side of our industry – the operator. We call this operator facing product Aircraft-as-a-Service, which includes three elements: electrification technology, operator software suite, and aircraft financing.

Our electrification technology program aims to address the projected demand for thousands of electrified Conventional Take-Off and Landing (eCTOL) aircraft, which will be needed over the next decade to enable a new mass air-mobility market. As estimated by McKinsey & Company in 2023, the electrified regional air-mobility market could reach $75-115B by 2035 and require 18,000-36,000 new and retrofitted aircraft.

Our electrification strategy is to upgrade existing, prolific, regional aircraft by pursuing Supplemental Type Certificates (“STCs”) to install them with fully-electric or hybrid-electric powertrain technology, once these powertrains are fully designed and developed by us, and certified by the Federal Aviation Administration (“FAA”). Due to readiness level of key components intended for use in our powertrain, we are expecting FAA certification of our first product, a fully-electric powertrain STC for the Cessna Caravan to occur in early 2027, and our hybrid-electric Cessna Caravan STC to occur thereafter.

The Cessna Caravan is the initial cornerstone of our electrification program. The Cessna Caravan provides a large target market given its position as one of the most prolific family of aircraft in the single engine turboprop category, with approximately 3,000 aircraft in use worldwide.

Our electrification program will initially focus on the creation of fully-electric and hybrid-electric powertrains for the Cessna Caravan EX and is expected to be expanded to other variants of the Caravan family in the future. The electrified Caravans are projected to have significantly reduced operating costs and emissions. Our Caravan fleet, operated by our subsidiary Southern, will act as the initial “install base” for our electrified powertrain technology, followed by our operator-customer fleets around the world.

We have relationships with industry leaders across the value chain, which we believe provide significant competitive advantages as we pursue the implementation of our electrification program. We intend to be the exclusive supplier of fully-electric and hybrid-electric propulsion systems for the Cessna Caravan to TAI, one of the largest general aviation original equipment manufacturers in the world by units sold.

We have also entered into a definitive agreement with our electrification and certification partner, AeroTEC, a leading aerospace engineering firm with deep experience in electronification of aircraft, to work exclusively with us to develop and obtain STCs for a series of fully-electric and hybrid-electric Cessna Caravans.

Our operator software suite is being developed in partnership with Palantir to enable the regional air-mobility market to operate at scale. We intend to provide Part 135 operators with the software tools they need to operate and grow their business successfully, an ‘operating system’ for regional aviation. Our software platform strives to provide operators with distribution, operations, maintenance, and other business applications. This is expected to include functionality such as revenue management, crew scheduling, maintenance planning, and customer analytics, to name a few.

Our software suite is expected to leverage Palantir’s AI driven systems to enhance the user’s ability to make informed decisions based on multiple first and third party data sources as well as connected aircraft. In the future, we expect that EP1 Caravan aircraft will be connected to this software suite, continuously sharing data from multiple onboard sensors, adding to the cumulative fleet data and enabling us to provide operators with trend monitoring and predictive maintenance functionalities. These are expected to reduce the cost of operations as well as improve the uptime of the EP1 system.

The third part of our Aircraft-as-a-Service product is planned to be aircraft and powertrain financing. We and Jetstream Aviation Capital, LLC have entered into a master agreement to finance up to $450 million to fund the planned growth of our fleet of turboprop aircraft. We expect to deploy this capital to finance our current TAI fleet order and, once the EP1 powertrains are certified, to allow us to help operator-customers finance their EP1 upgrades and new aircraft purchases from TAI.

In addition, we, through our subsidiary Southern, and SkyWest Airlines, Inc. are partnered to provide a pilot hiring and training pathway. We believe this is a key relationship, which allows us to ensure a steady and predictable pilot pipeline.

Lastly, we have entered into a memorandum of understanding with Signature Flight Support LLC for fixed base operator services (e.g., fueling, hangaring, parking and aircraft rental) at airports and the support of our existing and future network.

GEM Mandatory Convertible Security

On March 1, 2024, we entered into a mandatory convertible security purchase agreement (the “MCSPA”) with the Selling Stockholder. Pursuant to the MCSPA, we agreed to issue and sell a mandatory convertible security with a par amount of up to $35,200,000 (the “Mandatory Convertible Security”) to the Selling Stockholder to be convertible into a maximum of 8,000,000 shares of Common Stock, subject to adjustment as described in the MCSPA. The transaction contemplated by the MCSPA will close on a date to be no more than five calendar days prior to the date of effectiveness of this registration statement, and the date of effectiveness is expected to be no more than 60 calendar days from the date of filing of this registration statement (the “Closing Date”).

The Mandatory Convertible Security will mature on the fifth anniversary of the Closing Date (the “Maturity Date”), unless earlier converted or redeemed. On the Maturity Date, we will pay to the Selling Stockholder, at our option, cash or shares of Common Stock in an amount equal to the then outstanding par amount of the Mandatory Convertible Security divided by the lesser of (a) $4.45 (the “Fixed Conversion Price”) and (b) the average of the five lowest volume-weighted average prices for the Common Stock trading on the NYSE during the 30 trading days immediately preceding the Maturity Date (the “Floating Conversion Price”).

Prior to the Maturity Date, the Selling Stockholder will have the option to convert any portion of the Mandatory Convertible Security into shares of Common Stock at a conversion rate equal to the portion of the par amount to be converted into shares of Common Stock divided by the lesser of (a) the Fixed Conversion Price and (b) the Floating Conversion Price. If, following the conversion by the Selling Stockholder of any portion of the Mandatory Convertible Security into 8,000,000 shares of Common Stock at any time prior to the Maturity Date, any par amount of the Mandatory Convertible Security remains outstanding, we will have the option to (x) increase the maximum number of shares of Common Stock into which the Mandatory Convertible Security may convert, with such increase to be at our sole discretion, (y) pay to the Selling Stockholder an amount in cash equal to 115% of the remaining outstanding par amount or (z) increase the remaining outstanding par amount by 15% of the amount outstanding immediately after issuance of the 8,000,000 shares of Common Stock.

We may, at our option, redeem the Mandatory Convertible Security, in whole or in part, in cash at a price equal to 115% of the outstanding par amount to be redeemed.

Pursuant to the MCSPA, we agreed to file a registration statement with the SEC for the resale by the Selling Stockholder of at least 8,000,000 shares of Common Stock less any shares of our Common Stock sold by the Selling Stockholder between March 1, 2024 and the Closing Date. We are filing the registration statement of which this prospectus forms a part to satisfy, among other things our obligations under the MCSPA.

Corporate Information

We were originally founded in 2011 and incorporated in 2021 in Delaware. Our principal executive offices are located at 12111 S. Crenshaw Blvd., Hawthorne, CA 90250, and our telephone number is (424) 332-5480. Our website address is www.surfair.com. Our Common Stock is listed on the NYSE under the symbol “SRFM”. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Our logo, the “Surf Air” mark, and our other registered and common law trademarks, service marks, and trade names appearing in this prospectus are the property of Surf Air Inc. or its affiliates. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these reduced reporting and other requirements until the last day of the fiscal year following the fifth anniversary of the completion of our listing, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have more than $1.235 billion in annual gross revenue as of the last day of our most recently completed fiscal year or more than $700 million in market value of our Common Stock held by non-affiliates as of the last business day of our most recently completed second fiscal quarter, or if we issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some, but not all, of the available exemptions.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period. The utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We will continue to be a smaller reporting company as long as either (i) the market value of the shares of our Common Stock held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of the shares of our Common Stock held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter.

THE OFFERING

Issuer	Surf Air Mobility Inc.
Common Stock offered by the Selling Stockholder

Up to 325,000,000 shares of our Common Stock, which may consist of any combination of (i) shares of our Common Stock that are currently outstanding and held by the Selling Stockholder, (ii) shares of our Common Stock to be issued to the Selling Stockholder in connection with the Share Subscription Facility and (iii) shares of our Common Stock that are issuable to the Selling Stockholder upon the conversion of the Mandatory Convertible Security.

Common Stock to be outstanding immediately after this offering	Up to 92,557,050 shares, which excludes any shares that have been, or will be, issued to GEM in connection with the GEM Advances or drawdowns under the Share Subscription Facility since May 31, 2024.
Use of proceeds

To the extent the Selling Stockholder chooses to sell shares of our Common Stock covered by this prospectus, we will not receive any proceeds from any such sales of our Common Stock. See “Use of Proceeds” for additional information.

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. For a discussion of risks and uncertainties involved with an investment in our Common Stock, see “Risk Factors” on page 8 and any risk factors described in any accompanying prospectus supplement, as well as the risk factors and other information contained in the 2023 Form 10-K, which is incorporated by reference into this prospectus.

NYSE symbol	“SRFM.”

The number of shares of Common Stock to be outstanding upon completion of this offering is based on 83,223,717 shares of Common Stock outstanding as of May 31, 2024, and excludes:

•
3,378,028 shares of Common Stock issuable upon exercise of stock options outstanding as of May 31, 2024 (excluding 21,455,972 stock options that are contingent upon stockholder approval at our 2024 annual meeting of stockholders), pursuant to the Surf Air Global Limited 2016 Equity Incentive Plan (the “2016 Plan”) and the Surf Air Mobility Inc. 2023 Equity Incentive Plan (the “2023 Plan”), with a weighted average exercise price of $4.04 per share;
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5,065,427 shares of Common Stock underlying restricted stock units and performance-based restricted stock units outstanding as of May 31, 2024, pursuant to the 2016 Plan and the 2023 Plan;
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120,935 shares of Common Stock issuable upon exercise of preferred share warrants outstanding as of May 31, 2024, with a weighted average exercise price of $38.23; and
•
8,608,360 shares of Common Stock reserved for issuance under the 2023 Plan and the Surf Air Mobility Inc. Employee Stock Purchase Plan.

The number of shares of Common Stock to be outstanding upon the completion of this offering also excludes any shares issued, or that will be issued, to GEM in connection with the GEM Advances or drawdowns under the Share Subscription Facility since May 31, 2024.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of the 2023 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference into this prospectus. The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the “Risk Factors” section of the 2023 Form 10-K were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our Common Stock could decline and you could lose all or part of your investment in our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate”, “plan”, “project”, “forecast”, “intend”, “will”, “expect”, “anticipate”, “believe”, “seek”, “target”, “designed to” or other similar expressions that predict or indicate future events or trends, although the absence of these words does not mean that a statement is not forward-looking. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of our products and services and the dependence on third-party partnerships in the development of fully-electric and hybrid-electric powertrains, and the potential success of our marketing and expansion strategies. These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

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our future ability to pay contractual obligations and liquidity, which will depend on operating performance, cash flow and ability to secure adequate financing;
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our limited operating history and that we have not yet manufactured any fully-electric or hybrid-electric aircraft;
•
the powertrain technology we plan to develop does not yet exist and remains subject to approval by regulators;
•
our ability to maintain and strengthen our brand and our reputation as a regional airline;
•
any accidents or incidents involving aircraft including those involving fully-electric or hybrid-electric aircraft;
•
our ability to accurately forecast demand for products and manage product inventory in an effective and efficient manner;
•
the dependence on third-party partners and suppliers for the components and collaboration in our development of fully-electric and hybrid-electric powertrains, and any interruptions, disagreements or delays with those partners and suppliers;
•
our ability to execute business objectives and growth strategies successfully or sustain our growth;
•
risks from the integration of business acquisitions that could adversely affect our business, divert the attention of management, and dilute shareholder value;
•
increased costs as a result of operating as a public company, and the requirement that management devote substantial time to comply with our public company responsibilities and corporate governance practices;
•
the ability of our customers and potential customers to pay for our services;
•
our ability to obtain additional financing or access the capital markets to fund its ongoing operations on acceptable terms and conditions;

•
the outcome of any legal proceedings that might be instituted against us; and
•
changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment.

All forward-looking statements included herein attributable to us or any person acting on any party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The Selling Stockholder may, or may not, elect to sell shares of our Common Stock covered by this prospectus. To the extent the Selling Stockholder chooses to sell shares of our Common Stock covered by this prospectus, we will not receive any proceeds from any such sales of our Common Stock. See the section entitled “Selling Stockholder.”

DIVIDEND POLICY

The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. We currently intend to retain any future earnings to support operations and to finance the growth and development of our business and do not intend to pay cash dividends on our Common Stock for the foreseeable future. The payment of any cash dividends will be within the discretion of our board of directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meanings as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, all references in this section to “Surf Air Mobility Inc.” refer to the Company and its wholly-owned subsidiaries after the Internal Reorganization, the Southern Acquisition and related transactions.

Introduction

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the following: (i) the Internal Reorganization (including the Conversions) and the Southern Acquisition; (ii) the GEM Advances; and (iii) other adjustments. The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical audited consolidated statement of operations of the Company for the year ended December 31, 2023, the historical unaudited condensed consolidated statement of operations of Southern for the six months ended June 30, 2023, and Southern’s unaudited statement of operations information for the period from July 1, 2023 through July 26, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions, summarized below, had been consummated on January 1, 2023.

A pro forma balance sheet is not presented for the year ended December 31, 2023, as the Company’s most recent balance sheet already reﬂects the Internal Reorganization, the Southern Acquisition and related transactions, summarized below.

The historical financial information has been adjusted to give effect to factually supportable events that are related and/or directly attributable to the Internal Reorganization, the Southern Acquisition and related transactions, summarized below. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to offer relevant information necessary to provide a reasonable basis for understanding of the combined company upon consummation of the Internal Reorganization, the Southern Acquisition and related transactions, summarized below.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are incorporated by reference in this prospectus:

•
the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023, as included in the Company’s 2023 Form 10-K;
•
the historical unaudited condensed consolidated financial statements of Southern as of and for the six months ended June 30, 2023, as included in Exhibit 99.2 to the Company’s Current Report on Form 8-K dated August 29, 2023.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information should also be read together with the Company’s 2023 Form 10-K, “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.4 to the Company’s Current Report on Form 8-K dated August 29, 2023, and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Internal Reorganization, Southern Acquisition and related transactions

In connection with the Internal Reorganization, occurring on July 21, 2023, the following conversions occurred:

•
all SAGL preferred shares were converted into ordinary shares in accordance with their terms;
•
all SAGL warrants that did not expire or were otherwise cancelled as a result of the Internal Reorganization were given the option to exercise each SAGL warrant for cash or on a cashless basis. For holders electing not to exercise the applicable SAGL warrant, the SAGL warrant will remain outstanding but will be exercisable for a number of shares that would have been issued had the SAGL warrant been exercised immediately prior to the Internal Reorganization;
•
all SAGL convertible securities that did not expire or were otherwise cancelled as a result of the Internal Reorganization were cancelled and extinguished (to the extent not converted) for the right to receive a number of shares equal to the number of ordinary shares that would be issued assuming the conversion of the applicable SAGL convertible security;
•
each ordinary share (including all ordinary shares issued or issuable upon the foregoing conversions) outstanding as of immediately prior to the Closing of the Internal Reorganization was cancelled in exchange for shares of the Company’s Common Stock based on the Conversion Ratio (with any vesting conditions applicable to such ordinary shares to apply to such shares of our Common Stock);
•
each SAGL option was automatically converted into an option to acquire a number of shares of Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio. The per share exercise price for shares of Common Stock issuable upon exercise of such converted option is equal to the exercise price per ordinary share applicable to the SAGL option immediately prior to the Internal Reorganization (rounded up to the nearest whole cent) divided by the Conversion Ratio. Such converted option is on substantially the same terms and conditions as the corresponding SAGL option; and
•
each SAGL RSU award was automatically converted into an award with respect to a number of shares of our Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio that will be subject to the same vesting and other terms as the corresponding SAGL RSU award (with all such RSUs outstanding having vested upon the listing of our Common Stock).

For purposes of these conversions, ordinary shares of SAGL were exchanged for shares of the Company’s common stock at a conversion ratio of 22.40 to 1 as of July 21, 2023.

Pursuant to the Southern Acquisition Agreement, on the closing date a wholly-owned subsidiary of the Company merged with and into Southern, after which Southern is a wholly-owned subsidiary of the Company.

The Company’s acquisition of all of the issued and outstanding share capital of Southern has been treated as a business combination under Accounting Standard Codification 805, Business Combinations and has been accounted for using the acquisition method. The Company has recorded the fair value of assets acquired and liabilities assumed from Southern. Any excess amounts after allocating the purchase consideration to identifiable tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2023 (in thousands, except share and per share data)

	Surf Air Mobility Inc (Historical)	Southern Airways Corporation (Historical 1/1/23-7/26/23)	Reclassification Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenue	$60,505	52,564			$(200)	A	$112,869
Operating expenses
Cost of revenue, exclusive of depreciation and amortization	61,918	9,389	3,763	1	(200)	A	107,606
			7,355	2
			2,670	3
			4,655	4
			13,349	5
			4,707	7
Maintenance, materials and repairs		3,763	(3,763)	1			—
Aircraft fuel		7,355	(7,355)	2			—
Airport-related expenses		2,670	(2,670)	3			—
Aircraft rent		4,655	(4,655)	4			—
Salaries, wages and benefits		17,117	(13,349)	5			—
			(3,768)	10
Technology and development	20,850	(1,439)	1,439	8	—		20,850
Sales and marketing	10,028	487	244	9			10,759
General and administrative	100,669	3,038	3,768	10			111,880
			4,405	6
Depreciation and amortization	3,762	1,735			1,690	B	7,187
Other operating expenses	—	10,795	(1,439)	8			—
			(244)	9
			(4,405)	6
			(4,707)	7
Impairment of goodwill	60,045	—			—		60,045
Total operating expenses	257,272	59,565	—		1,490		318,327
Operating loss	(196,767)	(7,001)	—		(1,690)		(205,458)
Other income (expense)
Changes in fair value of financial instruments carried at fair value, net	(50,230)				50,230	C	—
Interest income (expense), net	(2,969)	(2,609)			(455)	D	(6,033)

Gain on extinguishment of debt	(326)				326	C	—
Other income (expense)	(3,708)	411					(3,297)
Total other expense, net	(57,233)	(2,198)			50,101		(9,330)
Income (loss) before taxes	(254,000)	(9,199)			48,411		(214,788)
Income tax expense (benefit)	(3,304)	6			—		(3,298)
Net income (loss)	(250,696)	(9,205)	—		48,411		(211,490)
Net loss attributable to noncontrolling interest	—	(201)	—		—		(201)
Net income (loss) attributable to SAM common shareholders	$(250,696)	$(9,004)	$—		$48,411		$(211,289)
Earnings per share:
Net loss per share, basic and diluted							$(2.77)
Weighted average shares used in computing net loss per share, basic and diluted							76,150,437

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical audited consolidated statement of operations of Surf Air Mobility Inc. (the “Company” or “SAM”) for the year ended December 31, 2023, the historical unaudited condensed consolidated statement of operations of Southern for the six months ended June 30, 2023, and Southern’s unaudited statement of operations information for the period from July 1, 2023 through July 26, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions had been consummated on January 1, 2023.

A pro forma balance sheet is not presented for the year ended December 31, 2023, as the Company’s most recent balance sheet already reﬂects the Internal Reorganization, the Southern Acquisition and related transactions.

The historical financial information has been adjusted to give effect to the factually supportable events that are related and/or directly attributable to the Internal Reorganization, the Southern Acquisition and related transactions. The adjustments presented on the unaudited pro forma condensed combined statement of operations has been identified and presented to offer relevant information necessary to provide a reasonable basis for understanding of the combined company upon consummation of the Internal Reorganization, the Southern Acquisition and related transactions.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes:

•
the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2023, as included in the Company’s 2023 Form 10-K; and
•
the historical unaudited condensed consolidated financial statements of Southern as of and for the six months ended June 30, 2023, as included in the Company’s Current Report on Form 8-K dated August 29, 2023.

The Company’s acquisition of all of the issued and outstanding share capital of Southern has been treated as a business combination under Accounting Standard Codification 805, Business Combinations and has been accounted for using the acquisition method. The Company has recorded the fair value of assets acquired and liabilities assumed from Southern. Any excess amounts after allocating the purchase consideration to identifiable tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Southern Acquisition and related transactions.

The pro forma adjustments reflecting the completion of the Southern Acquisition and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Southern Acquisition and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Southern Acquisition and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

2. Southern Acquisition

Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the transaction closing date. Southern security holders are entitled to receive a number of shares representing the greater of (a) share equal to a value of $81.25 million (based on the opening price per share of our Common Stock on the day of listing); or (b) 12.5% of the fully-diluted shares of the Company upon listing. The assets of Southern have been measured based on various estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial information, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Southern at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

As a result the unaudited pro forma condensed combined financial information reflects the purchase price applicable to the Southern Acquisition as follows (in thousands):

December 31, 2023
Identifiable intangible assets:
EAS contracts	$25,770
Trademark/ Tradename	1,280
Deferred tax liability	(4,656)
Goodwill	60,045
Other net liabilities assumed	(490)
Total consideration	81,949
Common equity delivered at closing	$81,250
Cash paid	$699

Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. The tangible long-lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method.

3. Reclassification Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Certain reclassifications have been made to the historical presentation of Southern to conform to the financial statement presentation of the combined company:

1.
The Company recognizes costs related to maintenance, materials, and repairs as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of maintenance, materials, and repairs to the Company’s presentation.
2.
The Company recognizes costs related to aircraft fuel as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of aircraft fuel to the Company’s presentation.

3.
The Company recognizes airport-related expenses as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of airport-related expenses to the Company’s presentation.
4.
The Company recognizes aircraft rent expenses as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of aircraft rent expenses to the Company’s presentation.
5.
The Company recognizes expenses for salaries, wages and benefits for pilots and aircraft support staff as a component of cost of revenue, while Southern recognizes these costs as a component of salaries, wages and benefits expense. Therefore, this adjustment conforms the presentation of salaries, wages and benefits for pilots and aircraft support staff to the Company’s presentation.
6.
The Company recognizes general operating expenses, inclusive of insurance, utilities, and professional fees as a component of general and administrative expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of general operating expenses to the Company’s presentation.
7.
The Company recognizes expenses for pilot training, aircraft insurance, and indirect pilot costs as a component of cost of revenue, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of other pilot and aircraft expenses to the Company’s presentation.
8.
The Company recognizes expenses for flight reservation and scheduling systems as a component of technology and development expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of flight reservation and scheduling system expenses to the Company’s presentation.
9.
The Company recognizes expenses for sales and marketing as sales and marketing expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of sales and marketing expenses to the Company’s presentation.
10.
The Company recognizes expenses for salaries, wages and benefits for general and administrative employees as a component of general and administrative expenses, while Southern recognizes these costs as a component of salaries, wages and benefits expense. Therefore, this adjustment conforms the presentation of salaries, wages and benefits for general and administrative employees to the Company’s presentation.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a.
Reflects the elimination of amounts due from the Company to Southern for billings related to aircraft operation services performed by Southern for the Company through July 26, 2023. Such operation services included aircraft insurance, pilot salaries, fuel costs, landing fees, maintenance and other miscellaneous expenses, for which Southern billed the Company as pass-through costs.

In conjunction, Southern billed the Company additional management fee for above services on the monthly basis through June 30, 2023. On the Unaudited Pro Forma Condensed Combined Statement of Operations, the Company recognizes them as cost of revenue, while Southern recognizes them as revenue. Therefore, this adjustment eliminates the relevant revenue and costs of revenue between the Company and Southern as related with management fee for the six month period ended June 30, 2023.

b.
Reflects an increase in amortization expense associated with acquisition related intangibles as a result of the Southern Acquisition, assuming such intangible assets were acquired as of January 1, 2023. The following table presents the fair value, weighted-average estimated useful life and pro forma amortization adjustments for each asset (in thousands, except for weighted-average estimated useful life):

			Incremental Amortization
Asset	Fair Value	Weighted Average Estimated Useful Life	Annual
EAS Contracts	25,770	10 years	2,577
Trademark/ Tradename	1,280	4 years	320
Total	$27,050	—	$2,897

c.
Reflects the elimination of the earnings impacts of financial instruments carried at fair value, due to all associated instruments being converted to common equity upon the completion of the Internal Reorganization, Southern Acquisition and related transactions. Changes in fair value of such instruments are recorded through SAFE notes at fair value, current and long-term, convertible notes at fair value, current and long term, and other long-term liabilities on the Company consolidated balance sheet.
d.
Reflects an increase in interest expense of $0.5 million in the unaudited pro forma condensed combined statement of operations, for the year ended December 31, 2023, associated with the convertible note facility (which bears interest at 9.75% per annum) assuming such facility was outstanding since January 1, 2023. In the event such notes were converted upon listing, this would result in the issuance of an additional 1,333,333 shares of Common Stock.

5. Net Loss per Share

The pro forma basic and diluted earnings per share amounts are based upon the number of the Company shares that would be outstanding, assuming the Internal Reorganization, the Southern Acquisition and related transactions occurred on January 1, 2023. As the Internal Reorganization, the Southern Acquisition and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued to effect these transactions have been outstanding for the entire period presented.

Year Ended
December 31, 2023
Pro forma net loss- attributable to SAM common shareholders	$(211,289)
Weighted average shares outstanding – basic and diluted	76,150,437
Pro forma net loss per share – basic and diluted	(2.77)
Excluded securities:
Options to purchase ordinary shares	1,606,159
Restricted stock units	3,773,063
Unvested RSPAs	422,641
Convertible Note (as converted to common shares)	1,333,333

Selling Stockholder

The following table sets forth as of May 31, 2024 the number of shares of our Common Stock held by and registered for resale by means of this prospectus for the Selling Stockholder.

The Selling Stockholder and its pledgees, donees, transferees, assignees or other successors-in-interest may, or may not, elect to sell their shares of our Common Stock covered by this prospectus, as and to the extent they may determine. We will have no input if and when the Selling Stockholder may, or may not, elect to sell its shares of common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution.”

Information concerning the Selling Stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Selling Stockholder may sell all, some, or none of the shares of our Common Stock covered by this prospectus, we cannot determine the number of such shares of our Common Stock that will be sold by the Selling Stockholder, or the amount or percentage of shares of Common Stock that will be held by the Selling Stockholder upon consummation of any particular sale. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Common Stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. We are not party to any arrangement with the Selling Stockholder or any broker-dealer with respect to sales of the shares of our Common Stock by the Selling Stockholder. See the section titled “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us by the Selling Stockholder, that the Selling Stockholder has sole voting and sole investment power with respect to all shares that it beneficially owns, subject to applicable community property laws.

Percentage ownership is based on 83,223,717 shares of our Common Stock outstanding as of May 31, 2024. In computing the number of shares beneficially owned by, and the percentage ownership of, the Selling Stockholder, we deemed to be outstanding all shares subject to options held by the Selling Stockholder that are currently exercisable or are exercisable within 60 days of May 31, 2024, and all shares that are issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to this Offering (2)		Number of Shares	Shares Beneficially Owned After this Offering (1)
Name of Selling Stockholder	Shares	%	Offered (3)	Shares	%
GEM Global Yield LLC SCS	3,874,247	4.7%	325,000,000	—	—

(1)
Assumes the Selling Stockholder sells all of the shares of Common Stock being offered pursuant to this prospectus.
(2)
Represents 3,874,247 shares of Common Stock held by the Selling Stockholder. This amount does not include shares of Common Stock that have been, or will be, issued to the Selling Stockholder in connection with the GEM Advances or drawdowns under the Share Subscription Facility since May 31, 2024. Under the terms of the Share Subscription Facility, the number of shares of our Common Stock that the Selling Stockholder is required to purchase is subject to a beneficial ownership limitation of 9.99% of our Common Stock then outstanding, subject to waiver of the limitation by the Selling Stockholder, which shall not apply to the GEM Advances. This amount additionally does not include the up to 8,000,000 shares of Common Stock issuable to the Selling Stockholder upon the conversion of the Mandatory Convertible Security. Under the terms of the MCSPA, the number of shares of our Common Stock issuable upon conversion of the Mandatory Convertible Security is subject to a beneficial ownership limitation of 4.99% of our Common Stock then outstanding; provided, however, that the Selling Stockholder may decrease or increase such beneficial ownership limitation up to 9.99% upon not more than 61 days’ written notice to us. GEM Global Yield Fund LLC is the general partner of GEM Global Yield LLC SCS. Christopher F. Brown is the sole beneficial owner of GEM GP and has voting and dispositive power over the shares held by the Selling Stockholder. Mr. Brown disclaims beneficial ownership of the shares held by the Selling Stockholder other than to the extent of his ultimate pecuniary interest therein. The address for the Selling Stockholder is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.
(3)
Consists of (i) shares of Common Stock held by the Selling Stockholder, (ii) shares of Common Stock issuable to the Selling Stockholder in connection with the Share Subscription Facility, and (iii) shares of Common Stock issuable to the Selling Stockholder upon conversion of the Mandatory Convertible Security.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our securities registered under Section 12 of the Exchange Act. The summary does not purport to be complete, and is subject to and qualified its entirety by reference to our amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and our amended and restated bylaws (the “Amended and Restated Bylaws”), copies of which have been filed as exhibits with the SEC, and relevant provisions of the Delaware General Corporation Law (“DGCL”).

General

Our authorized capital stock consists of 800,000,000 shares of our Common Stock and 50,000,000 shares of undesignated preferred stock, $0.0001 par value.

As of May 31, 2024, there are 83,223,717 shares of our Common Stock outstanding held by 282 stockholders of record. Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors have the authority, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of our Common Stock.

Common Stock

All issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our Common Stock are available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of the NYSE.

The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Rights

Subject to the limitations on foreign ownership described below, holders of record of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of our Common Stock that are voted is required to approve any such matter voted on by our stockholders.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the net assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, the holders of our Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.

Other Matters

Our Common Stock does not have preemptive rights pursuant to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. In addition, our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of our management. Although we did not have any preferred stock outstanding as of April 26, 2024 and do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Registration Rights

GEM

Pursuant to the terms of the registration rights agreement dated as of August 26, 2020, that we entered into with GEM and an affiliated entity, we were required to file a registration statement with respect to securities issued, or that could be issued and are required to maintain the effectiveness of such registration statement. We are filing the registration statement of which this prospectus forms a part to satisfy such registration requirement.

The registration rights agreement also provides that, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, other than (i) on Form S-4, (ii) Form S-8 or (iii) their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with our employee stock option or other employee benefit plans, GEM will be entitled to certain piggyback registration rights allowing it to include its shares in such registration, subject to certain marketing and other limitations. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the registrations described above.

In addition, in connection with our entry into the MCSPA with GEM on March 1, 2024, we agreed to file a registration statement with the SEC for the resale by the Selling Stockholder of at least 8,000,000 shares of Common Stock less any shares of our Common Stock sold by the Selling Stockholder from March 1, 2024 to the Closing Date and to use our commercially reasonable efforts to maintain the effectiveness of such registration statement until the date on which all of the shares issuable upon the conversion of the Mandatory Convertible Security have been sold. We are filing the registration statement of which this prospectus forms a part to satisfy, among other things, our obligations under the MCSPA and will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by such registration.

Other Registration Rights

The following parties are entitled to customary rights with respect to the registration of shares of our Common Stock:

•
Tuscan, with respect to the registration of 635,000 shares of our Common Stock issued to Tuscan pursuant to the Tuscan Payment;
•
an advisor that received 15,000 shares of our Common Stock in satisfaction for fees owed for services in connection with our acquisition of Southern; and
•
Partners for Growth V, L.P. (“PFG”) with respect to the registration of 1,333,333 shares of our Common Stock to be issued to PFG upon a conversion of a senior unsecured convertible promissory note.

A registration statement intended to satisfy such registration requirements was declared effective on September 29, 2023 and registered an aggregate of 1,983,333 shares of our Common Stock.

Palantir is entitled to certain customary rights with respect to the registration of 5,807,229 shares of Common Stock issued to Palantir in satisfaction of fees owed for services. We are required to use our commercially reasonable efforts to file a registration statement registering the resale of such shares as soon as reasonably practicable after their issuance and are required to maintain the effectiveness of such registration statement. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by such registration.

Certain Foreign Ownership and Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that at no time shall more than 25.0% of our total voting interest be owned or controlled by Non-Citizens. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws implement this legally-required provision by limiting voting rights of Non-Citizens to the Permitted Holders in the event that Non-Citizens own (beneficially or of record) more than 25.0% of the total voting interest. All other Non-Citizens that own (beneficially or of record) or have voting control over any shares of our capital stock will have their voting rights subject to automatic suspension. The voting rights of the Permitted Holders will be reduced pro rata if their combined ownership percentage exceeds 25.0%. Additionally, our Amended and Restated Bylaws limit the amount of outstanding equity interests held by Non-Citizens who are a resident of a country that is not party to an “open-skies” agreement with the United States to 25.0% and all Non-Citizens collectively to 49.0%.

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•
a stockholder who owns 15% or more our outstanding voting stock (otherwise known as an “interested stockholder”);
•
an affiliate of an interested stockholder; or
•
an associate of an interested stockholder for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of our assets with a market value of 10% or more of the aggregate market value of all of our assets or of all of our outstanding stock. However, the above provisions of Section 203 do not apply if:

•
our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of our Common Stock; or
•
on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our Amended and Restated Certificate of Incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Lock-Up

Our Amended and Restated Bylaws contains certain lock-up provisions related to our Common Stock (i) received by former SAGL shareholders as consideration in the Internal Reorganization, (ii) issued to our directors, officers and employees upon the settlement or exercise of stock options or other equity awards of SAGL that we assumed after the Internal Reorganization and (iii) issued pursuant to certain of our convertible instruments, including warrants and SAFEs (holders thereof, collectively, the “Lock-Up Holders”). Shares of our Common Stock received by former stockholders of Southern in connection with our acquisition of Southern are not subject to any lock-up.

In addition, we waived the lock-up provisions in respect of the approximately 13.3 million shares of Common Stock held by lenders, including PFG, LamVen LLC and LamJam II LLC. Our Amended and Restated Bylaws provide that (1) 40% of the shares issued to the Lock-Up Holders will not be subject to any lock-up provisions, (2) 30% of the shares issued to the Lock-Up Holders will be restricted from being transferred, subject to certain limited exceptions, for a period of 90 days from the closing of the Internal Reorganization, which expired on October 19, 2023, and (3) the remaining 30% of the shares issued to the Lock-Up Holders will be restricted from being transferred, subject to certain limited exceptions, for a period of 180 days from the closing of the Internal Reorganization, provided that if the lock-up period would end during a Blackout Period (as defined in our Amended and Restated Bylaws), the lock-up period would then end on the first trading day following the end of the Blackout Period. The lock-up of the remaining 30% of the shares issued to the Lock-Up Holders expired on April 1, 2024. The lock-up provisions may be waived by our board of directors, in its sole discretion, with respect to any shares held by a Lock-Up Holder. In addition, shares of any of our lenders who is party to a credit, financing or other agreements containing an express waiver of the lock-up provisions, will not be subject to any lock-up.

Authorized But Unissued Shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum for Certain Lawsuits

Our Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any of our current or former directors, officers, employees, or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. Our Amended and Restated Certificate of Incorporation also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. In addition, the exclusive forum provision in our Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Special Meeting of Stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Classified Board of Directors

Our board of directors is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Limitation of Liability of Directors and Officers

Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent provided by Delaware law, no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Transfer Agent

The transfer agent for our Common Stock is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Listing

Our Common Stock is currently listed on the NYSE under the symbol “SRFM.”

PLAN OF DISTRIBUTION

The Selling Stockholder and its pledgees, donees, transferees, assignees or other successors-in-interest may sell their shares of Common Stock covered hereby from time to time pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing market prices or at privately negotiated prices. We are not party to any arrangement with the Selling Stockholder or any broker-dealer with respect to sales of shares of Common Stock by the Selling Stockholder. As such, we do not anticipate receiving notice as to if and when the Selling Stockholder may, or may not, elect to sell its shares of Common Stock or the prices at which any such sales may occur, and there can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock covered by this prospectus.

The Selling Stockholder may use any one or more of the following methods when selling its shares of Common Stock:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
through a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

In addition to sales made pursuant to this prospectus, the shares of Common Stock covered by this prospectus may be sold by the Selling Stockholder in individually negotiated, private transactions exempt from the registration requirements of the Securities Act, and the Selling Stockholder may distribute the shares of Common Stock covered by this prospectus to affiliates, managers, members, partners, equity holders and/or other interest holders of such Selling Stockholder. Under the securities laws of some states, shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

Subject to the lock-up provisions in our Amended and Restated Bylaws, the Selling Stockholder may from time to time transfer, pledge, assign or grant a security interest in some or all of the shares of Common Stock owned by it, and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the Selling Stockholder to include the transferee, pledgee, assignee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

The Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling

Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder may use one or more financial intermediaries to effectuate sales, if any, of the shares of Common Stock being offered by this prospectus. Each such financial intermediary may receive commissions for executing such sales. In such event, any commissions received by financial intermediaries and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any financial intermediaries that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In addition, the Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to shares of Common Stock issuable to the Selling Stockholder in connection with the Share Subscription Facility.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Common Stock. The Company has agreed to indemnify GEM against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective for GEM until the earlier of (i) the date on which all of the shares of Common Stock issuable upon conversion of the Mandatory Convertible Security have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all such shares may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company. The Common Stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. The Selling Stockholder has informed us that it has not engaged, and will not engage, in any short selling of our securities or other hedging activities.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Southern Airways Corporation incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K/A dated August 29, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Southern Airways Corporation’s ability to continue as a going concern and the effects of the revision discussed in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of our Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information incorporated by reference from earlier documents is superseded by the information set forth in this prospectus and by information incorporated by reference from more recent documents. Any statement so superseded shall not be deemed to constitute a part of this prospectus.

We are subject to the information reporting requirements of the Exchange Act and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.surfair.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus), and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

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our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024;
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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024;
•
the portions of the 2024 Proxy Statement, filed with the SEC on April 29, 2024, specifically incorporated by reference into the 2023 Form 10-K;
•
our Current Reports on Form 8-K filed with the SEC on March 6, 2024, April 5, 2024, May 20, 2024 and May 24, 2024;
•
Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on August 29, 2023;
•
Exhibit 99.4 to our Current Report on Form 8-K filed with the SEC on August 29, 2023; and
•
the description of our Common Stock contained in Exhibit 4.1 to the 2023 Form 10-K.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions deemed to have been “furnished” and not filed with the SEC, including those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information), including all filings filed after the date hereof and prior to the completion of the offering of all securities under this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to the Company, 12111 S. Crenshaw Blvd., Hawthorne, CA 90250, telephone number (424) 332-5480. You also may access these filings on our website at www.surfair.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Surf Air Mobility Inc.

Up to 325,00,000 Shares

Common Stock

__________________

PROSPECTUS

__________________

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this registration statement and the listing of our Common Stock, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$16,333.79
Printing fees and expenses	50,000.00
Legal fees and expenses	75,000.00
Accounting fees and expenses	125,000.00
Miscellaneous fees and expenses	25,000.00
Total	$291,333.79

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)
Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

The Amended and Restated Certificate of Incorporation provides for indemnification of our directors and officers to the maximum extent permitted by the DGCL, and the Amended and Restated Bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

In addition, we entered into indemnification agreements with directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Since April 1, 2021, we have issued and sold the following unregistered securities:

Common Stock Issuances

In July 2023, we issued an aggregate of 1,300,000 shares of Common Stock to one accredited investor at a purchase price of $0.01 per share and 1,000,000 shares of Common Stock to the same accredited investor at a purchase price of $25.00 per share.

In July 2023, we issued an aggregate of 15,000 shares of Common Stock to one accredited investor for in-kind services worth $75,000.

In December 2023, we issued an aggregate of 1,755,156 shares of Common Stock to one accredited investor for in-kind services worth $2,000,000.

In January 2024, we issued an aggregate of 45,283 shares of Common Stock to one accredited investor for in-kind services worth $50,000.

In February 2024, we issued an aggregate of 1,851,852 shares of Common Stock to one accredited investor for in-kind services worth $2,000,000.

In March 2024, we issued an aggregate of 2,200,221 shares of Common Stock to one accredited investor for in-kind services worth $2,000,000.

Preferred Stock Issuances

In May 2021, SAGL issued an aggregate of 834,556 shares of Preferred Class B-6a to one accredited investor, in connection with a conversion of the remaining principal balance of a $7.5 million convertible note.

In June 2021, SAGL issued an aggregate of 5,665,722 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share, for an aggregate purchase price of $3.0 million.

In August 2021, SAGL issued an aggregate of 3,777,148 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share, for an aggregate purchase price of $2.0 million.

In September 2021, SAGL issued an aggregate of 7,062,764 shares of Preferred Class B-6a to four accredited investors at a purchase price of $0.5295 per share, for an aggregate purchase price of $3.7 million.

In October 2021, SAGL issued an aggregate of 727,967 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share, for an aggregate purchase price of $385,459.

In January 2022, SAGL issued an aggregate of 708,214 shares of Preferred Class B-6a to two accredited investors at a purchase price of $0.5295 per share, for an aggregate purchase price of $375,000.

In January 2022, SAGL issued an aggregate of 309,911 shares of Preferred Class B-6s to three accredited investors in connection with the repayment of debt obligations of $164,098.

In February 2022, SAGL issued an aggregate of 230,405 shares of Preferred Class B-6a to two accredited investor at a purchase price of $0.5295 per share, for an aggregate purchase price of $122,000.

In February 2022, SAGL issued an aggregate of 2,832,860 shares of Preferred Class B-6a to five accredited investors at a purchase price of $0.3530 per share, for an aggregate purchase price of $1.0 million.

In February 2022, SAGL issued an aggregate of 6,215,365 shares of Preferred Class B-5 to three accredited investors in connection with the conversion of $1.0 million principal of the 2017 Notes plus accrued interest.

In February 2022, SAGL issued an aggregate of 3,777,148 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share, for an aggregate purchase price of $2.0 million.

In March 2022, SAGL issued an aggregate of 132,564 shares of Preferred Class B-6s to two accredited investors in connection with the repayment of debt obligations of $70,193.

In May 2022, SAGL issued an aggregate of 188,021 shares of Preferred Class B-6s to one accredited investor in connection with the repayment of debt obligations of $99,557.

In June 2022, SAGL issued an aggregate of 377,700 shares of Preferred Class B-6s to one accredited investor in connection with debt extinguishment related to advisory fees of $199,992.

In September 2022, SAGL issued an aggregate of 1,888,574 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share for an aggregate purchase price of $1.0 million.

In December 2022, SAGL issued an aggregate of 283,286 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share for an aggregate purchase price of $150,000.

In June 2023, SAGL issued an aggregate of 300,000 shares of Preferred Class B-6s to one accredited investor in connection with the settlement of advisory fees of $158,850.

In June 2023, SAGL issued an aggregate of 5,665,722 shares of Preferred Class B-6a to one accredited investor at a purchase price of $0.5295 per share for an aggregate purchase price of $3.0 million.

In June 2023, SAGL issued an aggregate of 186,402 shares of Preferred Class B-6s to one accredited investor in connection with the repayment of outstanding trade payables of $98,700.

In June 2023, SAGL issued an aggregate of 9,932,241 shares of Preferred Class B-6s to one accredited investor in connection with the repayment of debt obligations of $5,259,121.

Convertible Notes Issuances

In October 2021, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $750,000, which was converted into an aggregate of 3,048,643 Preferred Class B-6a shares in May 2022.

In November 2021, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $1.0 million, which was converted into an aggregate of 4,044,581 Preferred Class B-6a shares in May 2022.

In December 2021, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $1.8 million, which was converted into an aggregate of 7,025,992 Preferred Class B-6a shares in May 2022.

In January 2022, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $450,000, which was converted into an aggregate of 1,798,536 Preferred Class B-6a shares in May 2022.

In January 2022, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $750,000, which was converted into an aggregate of 2,992,296 Preferred Class B-6a shares in May 2022.

In February 2022, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $500,000, which was converted into an aggregate of 1,991,449 Preferred Class B-6a shares in May 2022.

In February 2022, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $2.3 million, which was converted into an aggregate of 8,934,417 Preferred Class B-6a shares in May 2022.

In May 2022, SAGL issued to one accredited investor 8.25% 2022 convertible notes at an aggregate purchase price of $1.3 million, which was converted into an aggregate of 4,940,258 Preferred Class B-6a shares in May 2022.

Term Note Issuances

In November 2022, SAGL entered into a term note agreement to receive $4.5 million in cash from LamVen, an entity owned by an officer and co-founder of SAGL. SAGL received $4.5 million as of December 31, 2022. Interest is due upon maturity at a rate of 8.25% per annum.

In January 2023, SAGL entered into a term note agreement to receive $1.0 million in cash from LamVen and a term note agreement to receive $1.65 million in cash from LamJam, an entity co-owned by an officer of SAGL, and a family member of such officer and co-founder. SAGL received $0.4 million from LamVen as of December 14, 2022 and $0.6 million in 2023, and $1.65 million from LamJam as of January 10, 2023. Interest on each of these term note agreements is due upon maturity at a rate of 8.25% per annum.

In April 2023, SAGL entered into a term note agreement to receive $3.4 million in cash from LamVen and a term note agreement to receive $3.5 million in cash from LamJam. SAGL received $3.4 million from LamVen and $3.5 million from LamJam as of June 30, 2023. Interest is due upon maturity at a rate of 10.0% per annum.

In May 2023, SAGL entered into a term note agreement to receive $4.6 million in cash from LamVen. SAGL received $4.6 million from LamVen as of May 15, 2023. Interest is due upon maturity at a rate of 10.0% per annum.

In June 2023, SAGL entered into a grid note agreement to receive $5.0 million in cash from LamVen, which was subsequently amended as of April 2024 to increase the maximum principal amount of the grid note to $25.0 million. SAGL has received $21.6 million from LamVen as of May 1, 2024. Interest is due upon maturity at a rate of 10.0% per annum.

SAFEs

In May and June 2022, SAGL entered into SAFE notes with five accredited investors for an aggregate of $49 million (of which approximately $15 million was funded through the cancellation of obligations owing by SAGL to a counterparty, approximately $19 million was funded through in-kind services and approximately $15 million was funded in cash). In connection with our public listing on the NYSE, the SAFE notes were converted and the five accredited investors received an aggregate of 15,076,923 shares of Common Stock.

In September 2022, SAGL entered a SAFE note with one accredited investor for $100,000 in cash. In connection with our public listing on the NYSE, the SAFE note was converted and the accredited investor received 30,769 shares of Common Stock.

In January 2023, SAGL entered a SAFE note with one accredited investor for $250,000 in cash. In connection with our public listing on the NYSE, the SAFE note was converted and the accredited investor received 76,923 shares of Common Stock.

In June 2023, SAGL entered a SAFE note with LamJam, for $6.9 million (of which $3.47 million was funded through the cancellation of promissory notes owing by SAGL to LamVen, and $3.47 million was funded in cash). In connection with our public listing on the NYSE, the SAFE note was converted and LamJam received 2,132,608 shares of Common Stock.

Share-based Compensation

From April 1, 2021, through July 27, 2023, SAGL granted to certain directors, officers, employees, consultants, and other service providers options to purchase 37.9 million of its ordinary shares, restricted share purchase agreements covering 163.9 million of its ordinary shares, and restricted share grant agreements covering 84.5 million of its ordinary shares, with grant date fair values per share ranging from $0.04 to $0.41. From July 28, 2023, through April 26, 2024, we granted to certain of our directors, officers, employees, consultants and other service providers options to purchase 1.8 million shares of our Common Stock and restricted stock units (including performance-based restricted stock units) covering 5.1 million shares of our Common Stock, with grant date fair values per share ranging from $0.39 to $8.80.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

The exhibits to the Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated herein by reference.

(b)
Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto incorporated by reference herein.

Item 17. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1+

Acquisition Agreement, dated as of March 17, 2021, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.2

Amendment No. 1 to Acquisition Agreement, dated as of August 22, 2021, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.2 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.3

Amendment No. 2 to Acquisition Agreement, dated as of May 17, 2022, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.3 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.4

Amendment No. 3 to Acquisition Agreement, dated as of November 11, 2022, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.4 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.5

Amendment No. 4 to Acquisition Agreement, dated as of May 25, 2023, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.5 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.6

Amendment No. 5 to Acquisition Agreement, dated as of June 21, 2023, by and between Surf Air Mobility Inc., Surf Air Global Limited, Surf Air Inc., SAC Merger Sub Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 2.6 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

2.7

Agreement and Plan of Merger, dated as of June 21, 2023, by and among Surf Air Global Limited, Surf Air Mobility Inc. and SAGL Merger Sub Limited (incorporated by reference to Exhibit 2.7 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

3.1	Amended and Restated Certificate of Incorporation of Surf Air Mobility Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed on March 29, 2024).

3.2	Amended and Restated Bylaws of Surf Air Mobility Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed on March 29, 2024).

4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on March 29, 2024).

4.2	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

4.3	Form of Mandatory Convertible Security (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 6, 2024).

4.4

Registration Rights Agreement, dated August 26, 2020, by and among Surf Air Mobility Inc., GEM Global Yield LLC SCS, and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

10.1

Form of Grant Agreement for grants of PRSUs to employees and non-employee directors under the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2023).

10.2#

Employment Agreement dated December 21, 2023, by and between Surf Air Mobility Inc. and Oliver Reeves (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 27, 2023).

10.3

Binding Term Sheet dated as of December 21, 2023, by and between Surf Air Mobility Inc. and GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 28, 2023).

10.4

Security Purchase Agreement, dated March 1, 2024, between Surf Air Mobility Inc. and GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 6, 2024).

10.5

Form of Grant Agreement for grants of RSUs to employees and non-employee directors under the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2023).

10.6

Share Purchase Agreement, dated as of June 15, 2023, by and among Surf Air Mobility Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 25, 2023).

10.7	Form of SAFE Agreement (incorporated by reference to Exhibit 2.7 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.8	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.9+++

Collaboration & Engineering Services Agreement, dated as of September 15, 2022, by and between Textron Aviation Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.5 to the Company's Form S-1 Registration Statement, filed on June 5, 2023).

10.10+++

Amended Collaboration & Engineering Services Agreement, dated as of May 24, 2023, by and between Textron Aviation Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.6 to the Company's Form S-1, filed on June 5, 2023).

10.11+++

Amended and Restated Sales and Marketing Agreement, dated as of September 27, 2022, by and between Textron Aviation Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form S-1 Registration Statement, filed on June 5, 2023).

10.12+++

First Amended and Restated Sales and Marketing Agreement, dated as of May 24, 2023, by and between Textron Aviation Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.13+++

Data License Agreement, dated as of September 15, 2022, among Textron Aviation Inc., Textron Innovations Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.9 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.14+++

Amendment to Data License Agreement, dated as of May 24, 2023, among Textron Aviation Inc., Textron Innovations Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.15++

Pilot Pathway Agreement, dated as of July 17, 2019, by and between SkyWest Airlines, Inc. and Southern Airways Corporation. (incorporated by reference to Exhibit 10.11 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.16

Amendment No. 1 to Pilot Pathway Agreement, dated as of October 1, 2020, by and between SkyWest Airlines, Inc. and Southern Airways Corporation. (incorporated by reference to Exhibit 10.12 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.17

Amendment No. 2 to Pilot Pathway Agreement, dated as of March 1, 2022, by and between SkyWest Airlines, Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 10.13 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.18++

Amendment No. 3 to Pilot Pathway Agreement, dated as of March 6, 2023, by and between SkyWest Airlines, Inc. and Southern Airways Corporation (incorporated by reference to Exhibit 10.14 to the Company’s Form S-1 Registration Statement, filed on June 5, 2023).

10.19+++

Master Agreement, dated as of October 10, 2022, by and between Jetstream Aviation Capital, LLC and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.20++

Business Combination Agreement, dated as of May 17, 2022, by and among Tuscan Holdings Corp. II, Surf Air Global Limited, Surf Air Mobility Inc., THCA Merger Sub Inc. and SAGL Merger Sub Limited. (incorporated by reference to Exhibit 10.16 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.21

Amendment No. 1 to Business Combination Agreement, dated as of September 1, 2022, by and among Tuscan Holdings Corp. II, Surf Air Global Limited, Surf Air Mobility Inc., THCA Merger Sub Inc. and SAGL Merger Sub Limited (incorporated by reference to Exhibit 10.17 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.22

Mutual Termination and Release Agreement, dated as of November 14, 2022, by and among Tuscan Holdings Corp. II, Surf Air Global Limited, Surf Air Mobility Inc., THCA Merger Sub Inc. and SAGL Merger Sub Limited (incorporated by reference to Exhibit 10.18 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.23#

Employment Agreement, dated as of May 16, 2022, by and among Surf Air Mobility Inc., Surf Air Global Limited and R. Stanley Little (incorporated by reference to Exhibit 10.19 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.24#

Amendment to Employee Agreement, dated as of October 23, 2022, by and between Surf Air Mobility Inc. and R. Stanley Little (incorporated by reference to Exhibit 10.20 to the Company’s Form S-1, filed with the SEC on June 5, 2023).

10.25#

Employment Agreement, dated as of December 19, 2022, by and among Surf Air Mobility Inc., Surf Air Global Limited and Deanna White (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1, filed with the SEC on June 5, 2023).

10.26#

Employment Agreement, dated as of August 20, 2021, by and among Surf Air Mobility Inc., Surf Air Global Limited and Sudhin Shahani (incorporated by reference to Exhibit 10.22 to the Company’s to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.27#

Amendment to Employment Agreement, dated as of January 20, 2023, by and between Surf Air Mobility Inc. and Sudhin Shahani (incorporated by reference to Exhibit 10.23 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.28#	2016 Equity Incentive Plan as amended (incorporated by reference to Exhibit 10.24 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.29#	2023 Equity Incentive Plan as amended (incorporated by reference to Exhibit 10.27 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

10.30#	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.28 to the Company’s Amendment No. 1 Form S-1 and Form S-4 Registration Statement, filed with the SEC on June 22, 2023).

10.31

Convertible Note Purchase Agreement, dated as of June 15, 2023, between Surf Air Mobility Inc. and Partners for Growth V, L.P. (incorporated by reference to Exhibit 10.29 to the Company’s Amendment No. 1 Form S-1 and Form S-4 Registration Statement, filed with the SEC on June 22, 2023).

10.32

Second Amendment to Data License Agreement, dated as of June 30, 2023, among Textron Aviation Inc., Textron Innovations Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.30 to the Company’s Amendment No. 3 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 12, 2023).

10.33

Third Amendment to Data License Agreement, dated as of September 18, 2023, among Textron Aviation Inc., Textron Innovations Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.31 to the Company’s Form S-1 Registration Statement, filed with the SEC on September 19, 2023).

10.34#	Southern Incentive Bonus Plan (incorporated by reference to Exhibit 10.31 to the Company’s Form S-1 Registration Statement, filed with the SEC on July 21, 2023).

10.35

Amendment No. 2 to the Second Amended and Restated Share Purchase Agreement, dated as of July 21, 2023, among Surf Air Global Limited, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.32 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 21, 2023).

10.36

Amendment No. 1 to the Share Purchase Agreement, dated as of July 21, 2023, by and among Surf Air Global Limited, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.33 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 21, 2023).

10.37

Amendment No. 3 to the Second Amended and Restated Share Purchase Agreement, dated as of July 24, 2023, among Surf Air Global Limited, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.34 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 25, 2023).

10.38

Amendment No. 2 to the Share Purchase Agreement, dated as of July 24, 2023, by and among Surf Air Global Limited, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.35 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on July 25, 2023).

10.39

Amendment No. 4 to the Amended and Restated Share Purchase Agreement, dated as of September 19, 2023, by and among Surf Air Mobility Inc., Surf Air Global Ltd., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.35 to the Company’s Amendment No. 5 Form S-1 and Form S-4 Registration Statement, filed with the SEC on September 19, 2023).

10.40

Fourth Amendment to Data License Agreement, dated as of December 8, 2023, among Textron Aviation Inc., Textron Innovations Inc. and Surf Air Mobility Inc. (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on 10-K, filed with the SEC on March 29, 2024)

10.41

Security Purchase Agreement, dated March 1, 2024, between Surf Air Mobility Inc. and GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with SEC on March 6, 2024)

16.1	Letter from CohnReznick LLP regarding change in certifying accountant (incorporated by reference to Exhibit 21.1 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form S-1 Registration Statement, filed with the SEC on June 5, 2023).

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page hereto).

107*	Filing Fee Table

* Filed herewith.

++ Schedules to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5) promulgated under the Exchange Act. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

+++ Specific provisions or terms to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(10)(iv) promulgated under the Exchange Act. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

# Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hawthorne, State of California, on June 3, 2024.

Surf Air Mobility, Inc.

By:	/s/ Deanna White
Deanna White
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Deanna White, Oliver Reeves and David Anderman, and each of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Deanna White	Chief Executive Officer	June 3, 2024
Deanna White	(Principal Executive Officer)
/s/ Oliver Reeves	Chief Financial Officer	June 3, 2024
Oliver Reeves	(Principal Financial Officer and Principal Accounting Officer)
/s/ Sudhin Shahani	Co-Founder and Director	June 3, 2024
Sudhin Shahani
/s/ Carl Albert	Director	June 3, 2024
Carl Albert	(Chairman)
/s/ Tyrone Bland	Director	June 3, 2024
Tyrone Bland
/s/ John D’Agostino	Director	June 3, 2024
John D’Agostino
/s/ Bruce Hack	Director	June 3, 2024
Bruce Hack
/s/ Edward Mady	Director	June 3, 2024
Edward Mady
/s/ Tyler Painter	Director	June 3, 2024
Tyler Painter

/s/ Stan Little	Director	June 3, 2024
Stan Little